                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                          TWO PARAGON DRIVE
                       MONTVALE, NEW JERSEY 07645
                             ---------------

     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held July 11, 1995

                               ----------------

To the Stockholders of
 The Great Atlantic & Pacific Tea Company, Inc.

  Notice is Hereby Given that the Annual Meeting of Stockholders of The Great Atlantic & Pacific Tea Company, Inc. (the "Company") will be held at The Ritz Carlton, Fairlane Plaza, 300 Town Center Drive, Dearborn, Michigan 48126 on Tuesday, July 11, 1995 at 10:00 A.M. (E.D.T.) for the following purposes:
  1. To elect a Board of twelve directors to serve until the next annual meeting of stockholders and until the election and qualification of their successors;
2. To elect independent auditors of the Company for the fiscal year ending February 24, 1996;

3. To consider and act upon the three stockholder proposals set forth in the Proxy Statement, which are opposed by the Company's Board of Directors; and

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed May 22, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the meeting or at any adjournment thereof.

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE STAMPED RETURN ENVELOPE ENCLOSED FOR YOUR USE.

A copy of the Company's Annual Report to Stockholders for the fiscal year ended February 25, 1995 accompanies this proxy statement.

                                          By order of the Board of Directors
                                              Peter R. Brooker
                                              Vice President and Secretary
Dated: May 25, 1995
       YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT
   YOU PLAN TO DO SO, PLEASE SIGN, DATE AND VOTE OR OTHERWISE INDICATE YOUR CHOICES WITH RESPECT TO THE MATTERS TO BE VOTED UPON ON THE ACCOMPANYING PROXY CARD AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                               TWO PARAGON DRIVE
                               MONTVALE, NEW JERSEY 07645 ---------------

                                PROXY STATEMENT ---------------SOLICITATION

                     AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of The Great Atlantic & Pacific Tea Company, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on July 11, 1995. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may be solicited personally by regular employees of the Company, by telephone, or other means of communication at nominal cost. The Company will reimburse banks, brokers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock in accordance with The New York Stock Exchange schedule of charges. Any stockholder giving a proxy has the power to revoke it at any time prior to its exercise by giving notice in writing to the Secretary, or by casting a ballot at the meeting in person or by proxy. This proxy statement is first being mailed to stockholders on or about May 25, 1995.


                              VOTING AT MEETING


Only stockholders of record at the close of business on May 22, 1995 will be entitled to vote at the annual meeting. As of May 22, 1995, there were outstanding 38,220,333 shares of Common Stock (par value $1 per share) of the Company, each of which is entitled to one vote. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.


                          CERTAIN BENEFICIAL OWNERS


  As of May 1, 1995, the Company is informed that Tengelmann Warenhandelsgesellschaft (a partnership organized under the laws of the Federal Republic of Germany, hereinafter "Tengelmann"), which is a general retailer in Germany, controlled by Mr. Erivan Haub, owned beneficially and of record 20,625,000 shares of the Company's Common Stock (approximately 53.96% of the outstanding shares). Mr. Haub also controls, among others, PLUS Warenhandelsgesellschaft mbH & Co. oHG and Kaiser's Kaffee-Geschaft AG, also general retailers in Germany, LoWA Warenhandel Gesellschaft mbH, a general retailer in Austria and Tenga Capital Corporation.


  The address of Tengelmann and Mr. Haub is c/o Tengelmann
Warenhandelsgesellschaft, Wissollstrasse 5-43, 45478 Mulheim/Ruhr, Germany.


  By letter dated February 13, 1995, Fidelity Investments, whose reported address is FMR Corp., 82 Devonshire Street, Boston, MA 20109-3614, informed the Company by copy of Schedule 13G that as of December 31, 1994 FMR Corp. beneficially owned 4,338,000 shares of the Company's Common Stock (representing 11.35% of the outstanding shares). FMR Corp. has sole voting power with respect to 234,206 shares and sole dispositive power with respect to 4,338,000 shares.
  Except as set forth above, at May 1, 1995 no person beneficially owned, to the knowledge of the Company, more than 5% of the outstanding shares of the Company's Common Stock.

                            ELECTION OF DIRECTORS

  Twelve directors are to be elected to hold office until the next annual meeting and until their successors are elected and shall qualify. The persons named as proxies in the accompanying proxy intend to vote, unless otherwise instructed, for the election to the Board of Directors of the persons named below, each of whom has consented to nomination and to serve when elected. Each nominee is a member of the present Board of Directors. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the election of each director.

                                  NOMINEES

ROSEMARIE BAUMEISTER

   EXECUTIVE VICE PRESIDENT AND HEAD OF THE PUBLIC RELATIONS DEPARTMENT OF TENGELMANN.

  Mrs. Baumeister, age 61, has been a member of the Company's Board of Directors since 1979. She is a member of the Compensation Policy Committee.

Prior to assuming her present position, she has served in various executive capacities with Tengelmann.

She is also a member of the Supervisory Board of Kaiser's Kaffee-Geschaft AG, an affiliate of Tengelmann, and a member of the Advisory Board of Deutsche Bank.

FRED CORRADO

  VICE CHAIRMAN OF THE BOARD, CHIEF FINANCIAL OFFICER AND TREASURER.

 Mr. Corrado, age 55, was elected a director on December 4, 1990. He is Vice Chairman of the Executive Committee and a member of the Finance and Retirement Benefits Committees.

    During the past five years, Mr. Corrado also served as Executive Vice President of the Company.

CHRISTOPHER F. EDLEY

PRESIDENT EMERITUS AND FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE UNITED NEGRO COLLEGE FUND, INC.

  Mr. Edley, age 67, has been a member of the Company's Board of Directors since 1981. He is Chairman of the Compensation Policy Committee and a member of the Audit Review, Executive, and Retirement Benefits Committees.

He served as President and Chief Executive Officer, United Negro College Funds, Inc. from 1973 until his retirement on January 1, 1991.

He is also a director of The Allstate Corporation, AMR Corporation and The Student Loan Corporation.

CHRISTIAN WILHELM ERICH HAUB

  PRESIDENT AND CHIEF OPERATING OFFICER.

Mr. Haub, age 30, was elected a director on December 3, 1991 and was elected President of the Company on December 7, 1993. He is a member of the Finance Committee.

  During the past 5 years and prior to assuming his present position he served as Corporate Vice President and Assistant to the Executive Vice President, Development and Strategic Planning, and before joining the Company Mr. Haub was
a    partner in the investment banking
firm, Global Reach, which he had joined in early 1991, from the investment banking firm of Dillon Read & Co., Inc. in New York City. Prior thereto, in 1989 he received his MBA from the University of Economics in Vienna, Austria.

He is also a partner and a member of the management executive committee of Tengelmann and a son of Erivan and Helga Haub.

HELGA HAUB

  Mrs. Haub, age 60, has been a member of the Company's Board of Directors since 1979. She is a member of the Executive and the Finance Committees.

She is also a member of the Supervisory Board of Kaiser's Kaffee-Geschaft AG, an affiliate of Tengelmann, and a consultant to Tengelmann. Mrs. Haub is the wife of Mr. Erivan Haub and mother of Mr. Christian Haub and has an interest in Tenga Capital Corporation.

BARBARA BARNES HAUPTFUHRER

  Mrs. Hauptfuhrer, age 66, has been a member of the Company's Board of Directors since 1975. She is Chairman of the Retirement Benefits Committee and a member of the Audit Review, Executive and Finance Committees.

She is also a director of The Vanguard Group of Investment Companies and each of its mutual funds, Knight-Ridder, Inc., The Massachusetts Mutual Life Insurance Company, Alco Standard Corporation and the Raytheon Company. She is a Trustee of the Eisenhower Exchange Fellowships and a Trustee Emeritus of
Wellesley College.

PAUL C. NAGEL, JR.

  Mr. Nagel, age 72, has been a member of the Company's Board of Directors since 1979. He is Chairman of the Audit Review Committee and a member of the Executive and Finance Committees.

He was employed by Household Finance Corp., a diversified financial company, from 1962 until his retirement in January, 1976, at which time he was Vice Chairman of the Board of Directors and Chief Financial Officer.

  He is also Chairman of the Trustees of Institutional Liquid Assets, and Goldman Sachs Trust Co., both Massachusetts business trusts, Goldman Sachs Equity Portfolios, a Maryland corporation, and Paragon Portfolio Trust, an open-end management investment company. He is also a director of United Conveyor Corp. open-end management investment company.

ECKART C. SIESS

Mr. Siess, age 58, has been a member of the Company's Board of Directors since 1980. He is a member of the Retirement Benefits Committee.

  Prior to his retirement on October 24, 1991, Mr. Siess served as Vice Chairman of the Board--Real Estate and Legal Services and most recently as International Liaison Officer of the Company.

FRITZ TEELEN
  CHIEF OPERATING OFFICER OF TENGELMANN IN EUROPE.
Mr. Teelen, age 59, has been a member of the Company's Board of Directors since 1979. He is a member of the Finance Committee.

  Prior to assuming his present position, he has served in various executive capacities with the Company and with Tengelmann, most recently serving as President of PLUS Warenhandelsgesellschaft mbH & Co. oHG.

  He is also a member of the Supervisory Board of Kaiser's Kaffee-Geschaft AG, and the Supervisory Board of Herman's BV, both affiliates of Tengelmann, and a member of the Administrative Board of Superal.

HENRY W. VAN BAALEN

  BUSINESS CONSULTANT.

Mr. Van Baalen, age 75, has been a member of the Company's Board of Directors since 1979. He is a member of the Finance Committee.

  He was Vice President, Planning and Development of Household Finance Corp.

when he retired in 1975. Thereafter, he was successively President and Chief

Operating Officer of Aristar, Inc., a finance company and home furnishings chain, President of Galco Wood Products, Inc., a wholesaler and retailer of building supplies, and a consultant to Tengelmann. He is now a consultant to companies in the building materials and realty development fields.

  He is also president and/or director of various private companies.

ROBERT L. "SAM" WETZEL

  PRESIDENT AND CHIEF EXECUTIVE OFFICER OF WETZEL INTERNATIONAL, INC.

Mr. Wetzel, age 64, was elected a director effective May 21, 1991. He is Chairman of the Finance Committee and a member of the Audit Review, Compensation Policy and Retirement Benefits Committees.


 He has been President and Chief Executive Officer of Wetzel International, Inc., a management consulting firm specializing in international marketing and joint ventures in the aerospace, defense and commercial industries based in Columbus, Georgia, since his retirement as a Lieutenant General in June 1986 from his position as Commanding General V (U.S.) Corps, Frankfurt, Germany.

He is also an advisory director of Columbus Bank & Trust Company, Columbus, Georgia, a subsidiary of Synovus Financial Corporation.

JAMES WOOD

  CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE COMPANY.

  Mr. Wood, age 65, was elected Chairman of the Board of Directors and Chief Executive Officer in 1980. He is Chairman of the Executive Committee and is an ex officio member of the Finance and Retirement Benefits Committees.

   During the past five years he also served as President of the Company.

 He is a director of ASARCO Inc. and Schering-Plough Corporation. He is also on the boards of the Food Marketing Institute, the United States Committee for UNICEF, and a member of the board of governors of World USO.

               SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

  The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of May 1, 1995, by each director and nominee, each named executive officer and by all directors and executive officers as a group:

                                              SHARES      STOCK BENEFICIALLY
                                           OPTION                %
OF
                                              OWNED     SHARES(1)  TOTAL CLASS -
                                           ----------- --------- ------ -----
Rosemarie Baumeister (2)..................     2,800       2,200    5,000
*
Fred Corrado..............................       200          --      200
*
Christopher F. Edley......................     1,100       2,200    3,300
*
George Graham.............................     5,000          --    5,000
*
Christian Haub (2)........................       200      15,000   15,200
*
Helga Haub (2)............................     2,800       2,200    5,000
*
Barbara B. Hauptfuhrer (3)................     1,300       2,200    3,500
*
Michael J. Larkin (4).....................       100          --      100
*
Paul C. Nagel, Jr. (3)....................     2,800       2,200    5,000
*
Peter J. O'Gorman.........................     3,850          --    3,850
*
Eckart C. Siess...........................     7,500       2,200    9,700
*
Fritz Teelen (2)..........................     3,300       2,200    5,500
*
Henry W. Van Baalen.......................     1,800       2,200    4,000
*
Robert L. "Sam" Wetzel....................       500       2,200    2,700
*
James Wood................................    11,321     700,000  711,321
1.9
All directors and executive officers
as a group (21 persons)...................    47,571     734,800  782,371
2.0

--------
*  Less than 1%

(1) The amounts shown include all options granted under Company plans regardless of whether exercisable within 60 days.

(2) The association of Mmes. Baumeister and Haub, and Messrs. Haub and Teelen with Tengelmann and Mr. Erivan Haub is set forth herein under "Nominees". Mr. Christian Haub disclaims investment and voting power over the shares owned by Tengelmann and they are excluded herein. Mrs. Haub disclaims any investment or voting power over the shares owned by Mr. E. Haub and the organizations which he controls and same are not included herein.
(3) Mrs. Hauptfuhrer and Mr. Nagel disclaim beneficial ownership over any shares held by any funds or trusts of the companies of which she/he also serves as a director and any such shares are not included herein.
(4) After ten years of service Mr. Larkin resigned on April 21, 1995 to pursue other opportunities.

                 BOARD MEETINGS, COMMITTEES AND COMPENSATION

  During the last fiscal year the Board of Directors held 8 meetings and committees thereof held 11 meetings. The Audit Review Committee held 4 meetings, and the Compensation Policy Committee held 3 meetings. Such Committees are composed of non-employee directors. The Audit Review Committee reviews annual financial statements prior to submission to the Board and reports thereon; at its discretion, examines and considers matters relating to the internal and external audit of the Company's accounts and financial affairs; recommends the employment of outside accountants and their compensation; and, as appropriate, meets with Company personnel in performance of its functions. The Compensation Policy Committee approves salaries and salary increases and benefits where the base annual compensation is at least $150,000, approves and interprets incentive plans, and serves as the committee to administer the employee stock option plan. There is no standing Nominating Committee. All directors attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held while they were members, and (ii) the total number of meetings held by all Committees of the Board on which they served as members, except Mr. Van Baalen who, because of illness, only attended 64% of the meetings. Overall attendance was 91%.
  Directors who are neither officers nor employees of the Company are each paid fees consisting of an annual retainer of $24,000 plus an attendance fee of $1,000 for each Board meeting attended, and $1,000 for each committee meeting attended if substantial time or effort is involved, plus expenses of attendance. If two compensable meetings are held on the same day the fee for the second meeting is limited to $500. The Chairman of each Committee, except the Executive Committee, is paid an additional $10,000 per year. Under the directors stock option plan, non-employee directors are entitled to an initial stock option grant of 2,000 shares with 200 shares granted after each Annual Meeting thereafter. These shares vest in one-third increments on succeeding Annual Meeting dates. Upon retirement from the Board, directors are entitled to an annual retirement benefit after serving 5 years and attaining age 70 equal to the highest annual retainer paid during their tenure (currently $24,000) for a period equal to their years of service up to 15 years. Directors who are also officers of the Company are not eligible for directors' fees or directors' retirement benefits.

 Mr. Siess' 3-year Consulting Agreement which provided for a $100,000 annual fee and life insurance at a face value of $1 million expired October 24, 1994.

                   CERTAIN RELATIONSHIPS AND TRANSACTIONS

  Tenga Capital Corporation, which is owned by Erivan and Helga Haub, owns property in Windsor, Ontario, Canada on which an indirect subsidiary of the Company, A&P Properties Limited, has leased a store since 1983. The lease has an initial 20-year term that expires October 31, 2003, with four 5-year renewal options, and a base annual rental which increased in the eleventh year to CN$467,603, with percentage rents subject to specified caps.

  The Company is a party to agreements granting Tengelmann and its affiliates the exclusive right to use the "A&P" trademark in Germany and other European countries. The Company also is a party to agreements pursuant to which it purchased from Wilh. Schmitz-Scholl ("Wissoll"), which is an affiliate of Tengelmann, approximately $543,000 worth of Black Forest label candy.
  At Tengelmann's request the Company secured and owns a jet aircraft which Tengelmann leases under a full cost reimbursement lease. During fiscal 1994 Tengelmann was obligated to reimburse the Company an average monthly cost of $185,000. Under the terms of said lease, the Company may charter the aircraft for its use at a below market charter rate.

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered in all capacities during each of the last three fiscal years to or for the account of the Chief Executive Officer and the other four most highly compensated executive officers.

                         SUMMARY COMPENSATION TABLE

                                                                                LONG
                                                                              TERM
                                                                              COMPENSATI
                                                                              ON
                                              ANNUAL COMPENSATION                AWARDS -----------------------
                      ----------- ---------------------
                                                          OTHER ANNUAL    SECURITIES UNDERLYING     ALL OTHER
           PRINCIPAL              YEAR  SALARY   BONUS  COMPENSATION(/1/)     OPTIONS/SAR'S
           COMPENSATION(/2/)
            POSITION                      ($)     ($)          ($)                 (#)                 ($)
           ---------              ---- --------- ------ ----------------- --------------------- ---------------
--
James Wood                        1994 1,160,500             22,865                                  134,606
 Chairman,                        1993 1,120,192 65,610      18,420              200,000             108,577
 Chief Executive                  1992 1,090,154 28,250      25,060                                  108,297
 Officer
Fred Corrado                      1994   451,000 37,500                                               37,110
 Vice Chairman,                   1993   425,769 31,250                           40,000              36,318
 Chief Financial                  1992   408,231 31,250                                               36,132
 Officer and Treasurer
George Graham                     1994   343,462 41,250                                               12,108
 Senior Vice                      1993   325,000 31,250                           22,500              17,345
 President, Chief                 1992   313,923 31,250                                               17,159
 Merchandising Officer
Michael J. Larkin                 1994   371,385 37,500                                               13,302
 Executive Vice-President,        1993   352,000 37,500                           30,000              19,091
 Operations                       1992   339,692 37,500                                               18,905
Peter J. O'Gorman                 1994   343,462 31,250                                               14,382
 Executive Vice-President         1993   325,000 31,250                           30,000              20,171
 Development & Strategic Planning 1992   313,923 31,250                                               18,932

--------
(/1/) Represents income in 1994 of $12,835; in 1993 of $9,643 and in 1992, of
$16,378 on the Trust and reimbursement in 1994 of $10,030; in 1993 of $8,777 and in 1992 of $8,682 for the respective prior year's taxes thereon as described under the heading "Employment and Termination Agreements" infra.

(/2/) Consists of, respectively, Company contributions to the Retirement/Savings Plan and the cost for insurance, for 1994: Mr. Wood, ($6,000 and $98,606); Mr. Corrado, ($10,500 and $22,610); Mr. Graham, ($10,500
  and $1,608); Mr. Larkin, ($10,500 and $2,802); and Mr. O'Gorman, ($10,500
and
$3,882). Additionally, a tax preparation and planning fee is included of $30,000 and $4,000 respectively for Messrs. Wood and Corrado.

EMPLOYMENT AND TERMINATION AGREEMENTS

Mr. Wood's employment contract, with an extended expiration date of April 30, 1998, provides for a minimum base annual salary of $875,000, regular Company benefits applicable to his position, life insurance equal in face value to three times his base annual salary and the grant of various options under the Company's Stock Option Plans. He is also entitled to receive an annual bonus equal to 1% of the Company's pre-tax profit reduced by any bonuses awarded for that year under the Company's management incentive plan. Bonus payments are included in the Summary Compensation Table. He is also entitled commencing May 1, 1995 to a pension calculated to be $80,103 per month, subject to the cost of living adjustment; the pension includes a surviving spouse's benefit. Upon a change in his duties or involuntary termination by the Company other than for disability or cause, Mr. Wood or his beneficiary is entitled to receive his then base salary for the longer of the remaining contract term, or 3 years, and to receive his pension. Termination for disability would result in payment of his then salary for a period of two years. Upon his voluntary termination or termination for cause, no further remuneration payments would be due him except pension benefits. His pension is fully vested, and funded through a Trust Agreement dated December 29, 1988. The Trust is obligated to distribute to him an amount equal to his tax liability incurred in connection with the Trust. The Trust is irrevocable for the duration of the pension obligations with any residual monies reverting to the Company. The Company is responsible for the trustee's commissions, fees, charges and expenses, and additional contributions to fund the Trust's obligations, and indemnifies the trustee. By a separate, successor Phantom Stock Agreement dated December 1, 1988 between Tengelmann and Mr. Wood, as amended February 3, 1994, Tengelmann continued its grant to him of 1,794,593 phantom stock units ("Units"), each equivalent to one share of Common Stock of the Company. These Units are fully vested. Tengelmann will pay Mr. Wood an amount equal to the number of Units Mr. Wood holds times the difference between $44.758 and the higher value of the Company's Common Stock, on April 30, 2000, or his earlier election. All payments under the Phantom Stock Agreement are payable by Tengelmann, without expense to the Company.
Mr. Corrado's employment contract, which expires May 20, 2002 unless sooner terminated upon three years' advance written notice, generally provides a minimum base annual salary of $451,000, regular Company benefits applicable to his position and incentive compensation with a $125,000 annual base at 100%. Mr. Corrado's contract further provides immediate vesting at his maximum benefit at age 62 under SERP, discussed infra, and life insurance equal in face value to three times his base annual salary. Mr. Larkin's and Mr. O'Gorman's employment contract expired in July 1994; however, in a December 1994 letter Mr. Larkin was advised that he potentially could receive an unreduced pension under SERP at age 62, and in the event of an involuntary termination, he would be entitled to salary continuation of 18 months. Mr. O'Gorman, who is vested in his pension under SERP, was granted entitlement to an unreduced benefit at age 62.

STOCK OPTION/SAR GRANTS AND EXERCISES

No stock options or stock appreciation rights ("SARs") were granted to or exercised by the named executive officers during the last fiscal year. The following table sets forth information with respect to stock options/SARs held by the named executive officers.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                     UNDERLYING               IN-THE-MONEY
                                                   OPTIONS/SARS AT            OPTIONS/SARS
                           SHARES                      FY-END                AT FY-END(/1/)
                         ACQUIRED ON  VALUE   ------------------------- -----------------------
          NAME            EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE
          UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -----------
--
                             (#)       ($)        (#)          (#)          ($)          ($)
James Wood..............    None         0      700,000           0           0
0
Fred Corrado............    None         0       27,500      30,000           0
0
George Graham...........    None         0       25,625      16,875           0
0
Michael J. Larkin.......    None         0       35,500      22,500           0
0
Peter J. O'Gorman.......    None         0       22,500      22,500           0
0

--------
(/1/) Based on the closing price of the Common Stock on February 24, 1995, $19.125.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE -------------------------------
                                    ------------
   REMUNERATION                        15       20       25       30       35
   ------------                     -------- -------- -------- -------- ------
--
   $300,000........................ $112,500 $135,000 $135,000 $135,000 $135,000
    350,000........................  131,250  157,500  157,500 157,500  157,500
    400,000........................  150,000  180,000 180,000  180,000  180,000
    450,000........................  168,750 202,500  202,500  202,500  202,500
    500,000........................ 187,500  225,000  225,000  225,000  225,000
    550,000........................  206,250  247,500  247,500  247,500 247,500

The table above indicates the amount of annual benefit payable to a person at age 65 in the specified final average remuneration and years-of-service classifications under the Supplemental Executive Retirement Plan ("SERP") except that such benefits do not reflect the requisite reduction for any Social Security, Retirement Plan or Retirement/Savings Plan benefits. SERP is an unfunded defined benefit final average pay plan that covers the named executives, excluding Messrs. Wood and Graham. Mr. Wood's entitlement to a pension benefit is provided in his Employment Agreement which is described supra under the heading "Employment and Termination Agreements". While he declined his 1994 management bonus payment, his 1994 target bonus will be credited for pension computation purposes. Had Mr. Wood retired at the end of fiscal year 1994, his estimated unreduced annual pension benefit would have been $990,350. Mr. Graham participated in the Company's former defined benefit plan and has an annuity therefrom which will provide an annual benefit of $5,886 at age 65.
  The compensation covered by SERP is base salary, i.e., essentially the "Salary" reflected in the Summary Compensation Table computed as an average of such base salary over the highest compensated five years of employment during the last 10 years. The benefit is computed at the rate of 3% for each year up to 10 years' service, plus 1 1/2% of such compensation for up to 10 additional years of service with a maximum benefit equal to 45% of such average base salary.
Estimated or actual credited years of service at retirement for each participating named executive officers are: Mr. Corrado, 20 years;
Mr. Larkin, 20 years; and Mr. O'Gorman, 20 years.

                           PERFORMANCE GRAPH

  The following performance graph compares the five-year cumulative total shareholder return (assuming reinvestment of dividends) on the Company's Common Stock to the Standard & Poor's 500 Index and a peer group of companies in the retail grocery industry comprised of the following six companies: American Stores Company, Bruno's, Inc., Giant Food, Inc., Safeway, Inc., The Great Atlantic & Pacific Tea Company, Inc., and The Kroger Co.. The performance graph assumes $100 is invested in the Company's Common Stock, the Standard & Poor's 500 Index and a composite index for the peer companies on February 23, 1990, and that dividends paid during the period were reinvested to purchase additional shares. The peer group consists of significant unionized food retailers operating in the eastern/southeastern United States or, in the case of Safeway Inc., a significant unionized food retailer with substantial operations in Canada.


                          [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                 AMONG A&P, S&P 500 INDEX AND PEER GROUP INDEX

Measurement period
(Fiscal year Covered)     A&P           S&P 500         PEER
GROUP
---------------------     ---           -------         --------
--
Measurement PT -
02/90                   $ 100           $ 100           $ 100
FYE 02/91               $ 106.65        $ 116.99        $
129.35
FYE 02/92               $  65.02        $ 138.27        $
121.90
FYE 02/93               $  49.99        $ 150.82        $
100.85
FYE 02/94               $  56.73        $ 162.98        $
136.49
FYE 02/95               $  43.34        $ 175.71        $
154.82




                  REPORT OF THE COMPENSATION POLICY COMMITTEE
The Company has a compensation committee entitled the Compensation Policy Committee, which approves the compensation of all executive officers and other key employees and acts as the Company's Stock Option Plan Committee.
The Special Compensation Committee, which formerly approved the compensation of the five most highly compensated officers and acted as the Company's Stock Option Plan Committee, no longer exists because the Company has concluded that it is not required under the proposed regulations issued under Section 162(m) of the Internal Revenue Code.
PRINCIPLES AND PROGRAM
The Company's executive compensation program includes the following policy objectives:

    Compensation must be sufficient to attract and retain talented executives. Incentives are included in the executive compensation package based upon criteria which also enhance shareholder value.
Improvements in compensation should bear a relationship to the Company's improvement in performance.

  To meet these objectives the program has salary, incentive and equity elements. The Committee considers each of these elements, setting salary and bonus levels that reflect the above-described objectives and awarding stock appreciation rights or stock options to provide an equity-based compensation element.
SALARIES
  The Compensation Policy Committee employs several criteria in fixing the salaries of the executive officers (including the five most highly compensated officers). These criteria include the responsibility of the position, the officer's performance, the Company's financial performance and the business and economic climate in which the Company operates. Executive officers with responsibility for a business unit are also evaluated on the basis of the unit's performance. Additional criteria such as success in achieving desired business goals are also utilized in determining the appropriate salary for an officer. Three of the five most highly compensated officers received a salary increase during the 1994 fiscal year approximating 4% per annum from the date of each such officer's last salary increase.

The Compensation Policy Committee reviews with the Chief Executive Officer his evaluation of and the salaries to be awarded to the remainder of the approximately 40 most highly compensated corporate executives.

ANNUAL INCENTIVE PLAN

  The Company has an annual U.S. management incentive plan, first established in 1982, which, on a corporate basis provides for bonus awards ranging up to approximately 40% of base salary, depending upon the attainment of overall corporate sales and profit goals (in the case of executive officers only profit goals). The determination of the bonus awards to individuals under the Plan is based upon the following factors: percentage of base salary previously awarded to the individual, ability of the individual to make a direct contribution to the financial performance of the Company and the responsibility of the position held by the individual. The profit goals for executive officers were established by the Special Compensation Committee for the 1994 fiscal year. In setting the goals the Compensation Policy Committee and, formerly, the Special Compensation Committee, take into account the performance of the Company relative to the performance of comparable companies and relative to the competitive and economic environment in which the Company operates. For 1994, following the Special Compensation Committee's setting of overall profit goals, the Board decided that 75% of the management incentive bonus should be determined by attainment of the profit goals and 25% of such bonus by attainment of goals set by management. If established goals are exceeded, a bonus is computed on the excess, but is deferred and not payable unless (a) a subsequent bonus is less than 100% of bonus target, whereupon the deferred bonus is payable to the extent of the deficiency, or (b) a participant retires or suffers permanent disability. In consideration of the difficult environment in which the Company's executives operated in the 1994 fiscal year including the substantial losses incurred in Canada and considering the Board decision to defer salary increases for employees earning (or expected to earn) a salary of $150,000 or more, and notwithstanding that the established goals were not objectively met, the Board voted a minimum corporate management incentive bonus equal to 25% of bonus target for 1994. Mr. Wood elected to relinquish his management incentive bonus. EQUITY BASED COMPENSATION
 The Company's 1994 Stock Option Plan as amended, which was adopted with shareholder approval, authorizes grants through March 17, 2004 of up to 1,500,000 shares for stock options and tandem or independent SARs. In the 1994 fiscal year no options/SARs were awarded by the former Special Compensation Committee and/or by the Compensation Policy Committee to any of the five most highly compensated officers as set forth in the Option/SAR Grant Table supra.

DISCUSSION OF FISCAL 1994 COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The Compensation Policy Committee, and formerly the Special Compensation Committee, recommends the compensation level of the Chairman and Chief Executive Officer, taking into account all of the factors described in this report. The compensation of Mr. Wood for the last fiscal year was determined predominantly by the terms of his 1988 Employment Agreement under which Mr. Wood was to receive base compensation of at least $875,000, and an annual salary review. Accordingly, Mr. Wood's 1994 annual salary rate of $1,160,500 reflects salary increases granted in 1989, 1990, 1992 and October 1993, when the Committee granted Mr. Wood a salary rate increase equivalent to 3.86% per annum from the date of his last salary increase. No salary increase has been granted to Mr. Wood since October 1993. Mr. Wood elected not to receive any management incentive bonus under the specially adjusted target threshold discussed supra.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, subject to certain exceptions, disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated officers at fiscal year end. The exceptions to the $1,000,000 deduction limit include compensation paid under preexisting employment agreements and performance based compensation meeting certain requirements. By reason of this limitation, it is anticipated that a portion of the Chief Executive Officer's compensation will not be deductible in respect of the 1995 fiscal year; however, the salary and bonuses of each of the four other most highly compensated officers for the 1995 fiscal year are expected to be less than $1,000,000 and the compensation payable to such officers therefore should be fully deductible. Moreover, the Company's 1994 Stock Option Plan has been tailored to comply with the provisions of Section 162(m) so that amounts received upon the exercise of options and SARs thereunder should be exempt from
Section 162(m) limitations.
                                          COMPENSATION POLICY COMMITTEE
                                          Christopher F. Edley, Chairman
                                          Rosemarie Baumeister
                                          Robert L. "Sam" Wetzel
                            ELECTION OF AUDITORS
  In keeping with the Company's historic custom and practice, independent auditors are to be elected at the meeting. Pursuant to the recommendation of the Audit Review Committee and Board of Directors, the persons named in the accompanying proxy intend to vote, unless otherwise instructed, for Deloitte
& Touche LLP, who have audited the accounts of the Company for the past thirtynine fiscal years. Representatives of that firm are expected to be present at the meeting to respond to appropriate questions and make such statements as they may desire. Should the firm not receive a majority vote, the Board of Directors will reconsider its selection of independent auditors.
                          STOCKHOLDER PROPOSALS
  The Company will consider including a stockholder's proposal for action at the 1996 Annual Meeting of Stockholders in the proxy material to be mailed to its stockholders in connection with that meeting if such proposal is received at the principal office of the Company no later than January 25, 1996.
  Management carefully considers all proposals and suggestions from stockholders. If adoption is clearly in the best interest of the Company and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.
  However, Management opposes the following proposals for the reasons hereinafter stated.

        STOCKHOLDER PROPOSAL ON NON-EMPLOYEE DIRECTOR RETIREMENT PLAN

  The following stockholder proposal has been submitted to the Company for action at the meeting by William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, owner of 600 shares of the Company's common stock. The affirmative vote of a majority of the votes cast at the meeting by or on behalf of the stockholders is required for approval of a stockholder proposal. The text of the proposal is as follows:

    "RESOLVED, that the shareholders assembled in person and by proxy, recommend
    (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

SUPPORTING STATEMENT: Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.
  Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.
   But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America
I     feel this practice perpetuates a
culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record than their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?
I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

  The retirement benefit program offered to Company directors who are not officers or employees is both earned and limited. As is the norm, five-year's service is required to earn any benefit entitlement. Moreover, age 70 must be attained to receive the entitlement and the maximum pension entitlement is fifteen years.

  Your board, and Company management, believe that to adopt this proposal would place the Company in a distinct minority of corporations which would not be in the best interest of our shareholders. Based upon published studies, the majority of corporations provide retirement pay to outside directors. It is important that the Company have the ability to attract and retain wellqualified, talented directors. In order to do so, the Company must provide a state of the art compensation package which in today's environment includes retirement pay.

The persons named in the enclosed form of proxy have indicated they intend to vote AGAINST this proposal unless directed otherwise.

                STOCKHOLDER PROPOSAL ON DIRECTOR COMPENSATION

  The Company has been advised that Nick Rossi, P. O. Box 249, Boonville, California 95415, holder of 703 shares will cause to be introduced at the Annual Meeting the resolution set forth below:

    "The shareholders of Great Atlantic & Pacific request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following: Beginning on the 1996 Great Atlantic
    & Pacific fiscal year all members of the Board of Director's total compensation will be 2000 shares of Great Atlantic & Pacific common stock each year. No other compensation of any kind will be paid."
The above-named holder has submitted the following statement in support of its proposal:
"SUPPORTING STATEMENT: For many years the Rossi family have been submitting for shareholder vote, at this corporation as well as other corporations, proposals aimed at putting management on the same playing field as the shareholders. This proposal would do just that.
A few corporations have seen the wisdom in paying directors solely in stock. Most notably, Scott Paper and Travelers. Ownership in the company is the American way. We feel that this method of compensation should be welcomed by anyone who feels they have the ability to direct a major corporation's fortunes.

 The directors would receive 2000 shares each year. If the corporation does well, the directors will make more money in the value of the stock they receive and the dividend that usually rise with more profits. If things go bad, they will be much more inclined to correct things, because it will be coming directly out of their pockets. Instead of the way it is done now, where directors receive the same compensation for good or bad performance.
  In the case of Great Atlantic and Pacific, the shares today are worth one half of what they were purchased for in 1965. In other words, in thirty years Great Atlantic and Pacific is worth 50% less. If I had to take a beating why shouldn't the directors take a beating as well!"
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS PROPOSAL.
  Your directors and management believe that to attract and retain the appropriate caliber of directors the Company must offer a competitive compensation package. In addition, the well-being and long term viability of the Company demand directors who are sufficiently committed to the Company and financially independent that their personal interests in high stock prices and dividends will not override their judgments. Thus while the proponent's concern that the directors have a vested interest in the correctness of their decisions is valid, and while your directors and management agree that stock ownership is an indicia of that interest and concern, the value of securing and retaining committed directors demands a competitive, reasonable and fair remuneration program commensurate with the responsibility undertaken as director. A compensation program as here proposed that is focused on immediate or short term values and results is ultimately counterproductive.
The persons named in the enclosed form of proxy have indicated they intend to vote AGAINST this proposal unless directed otherwise.

                 STOCKHOLDER PROPOSAL FOR CUMULATIVE VOTING

  The Company has been advised that the Board of Trustees of the Massachusetts Laborers Pension Fund, One Gateway Center, Newton, Massachusetts 02158, which states it is beneficial holder of 1,500 shares will cause to be introduced at the annual meeting the resolution set forth below:

    "RESOLVED: That the stockholders of The Great Atlantic & Pacific
          Tea Company, Inc. ("Company") recommend that our Board of Directors take the necessary steps to adopt and implement a policy of cumulative voting for all elections of directors."

The above-named holder has submitted the following statement in support of its proposal:
"SUPPORTING STATEMENT: In the American corporate governance system, the election of corporate directors is the primary vehicle for shareholders to influence corporate affairs and exert accountability on management. We believe that the Company's financial performance is affected by its corporate governance policies and procedures and the level of accountability they impose. We believe cumulative voting increases the possibility of electing independentminded directors that will enforce management's accountability to shareholders.
The election of independent-minded directors can have an invigorating effect on the Board of Directors, fostering improved financial performance and increased shareholder wealth. Management nominees often bow to a Chairman's desire on business strategies and executive pay without question.

  Cumulative voting grants shareholders the number of votes equal to the number of shares owned multiplied by the number of directors to be elected. The shareholder may cast all of his or her votes for a single director or apportion the votes among the candidates.
  Currently, the Company's Board of Directors is composed entirely of management nominees. Cumulative voting places a check and balance on management nominees by creating more competitive elections.
    The argument that the adoption of cumulative voting will lead to the election of dissidents to the Board of Directions who represent the special
interests of a                         minority of shareholders instead of
the best interests of all shareholders is misleading. Legally binding standards of fiduciary duty compel all directors, no matter what combination of shareholders elected them, to act in the best interest of all shareholders. Any director who fails to respect the fiduciary duties of loyalty and/or care exposes himself or herself to significant liability. Legal recourse is available to correct any breaches of fiduciary duty.

We do not accept the claim that in the complex world our Company competes in, an honest difference of opinion over business strategies and other policies of the Company makes the minority view a so called "special interest." Quite the contrary, dissent stimulates debate which leads to thoughtful action. Cumulative voting will increase the competitiveness of director elections. We believe competitive elections for director will deter complacency on the Board of Directors, which in turn will improve the performance of our Company and increase shareholder wealth.

  We urge your support for this proposal."
   YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

  Similar resolutions concerning cumulative voting have been included in the Company's Proxy Statement periodically most recently in the 1989-1991 period. Each time the proposal was overwhelmingly defeated.

  Each director of the Company has always been and will be elected by the majority of the shares voted by the stockholders. A director elected by less than a majority through the device of cumulative voting would be the choice of and could represent the special interest of that particular group responsible for his or her election. As the proponent acknowledges, directors elected under the current system have a fiduciary duty to act in the best interest of all shareholders. Moreover, they are not elected by a minority or special interest group.

  Your Board believes that the directors of A&P should administer the affairs of the Company for the benefit of all stockholders and does not believe that cumulative voting would be in the best interest of the Company or its stockholders and recommends a vote AGAINST the above proposal.
  This proposal involves an amendment to the Company's Certificate of Incorporation and for adoption would therefore require approval by affirmative vote of two-thirds of the outstanding shares of the Company's Common Stock.
The persons named in the enclosed form of proxy have indicated they intend to vote AGAINST this proposal unless directed otherwise.

                                OTHER MATTERS

  No business other than that set forth in the attached Notice of Annual Meeting is expected to come before the meeting, but should any other matters requiring a vote of stockholders arise, including the question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company. In the event that any of the above-named nominees for the office of director or the nominee for independent auditors shall withdraw or otherwise become unavailable, the persons named as proxies may vote for other persons in their place in the best interest of the Company.

                                          By Order of the Board of Directors
                                            Peter R. Brooker
                                          Vice President and Secretary
Dated: May 25, 1995
  EACH PERSON SOLICITED BY THIS PROXY STATEMENT, INCLUDING ANY PERSON WHO ON MAY 22, 1995 IS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK, MAY REQUEST A
COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE LAST FISCAL YEAR.
SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY AT
ITS ADDRESS AFORESAID.
                                   16




               THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                 PROXY-FOR THE ANNUAL MEETING-JULY 11, 1995
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned, having received the Notice of Meeting and Proxy Statement dated May 25, 1995, appoints JAMES WOOD, FRED CORRADO and PETER R. BROOKER, and each or any of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., July 11, 1995, at The Ritz-Carlton, 300 Town Center Drive, Dearborn, Michigan, or at any adjournment thereof, with all powers which the undersigned would possess if personally present.

(1) Election of Directors
                        _____ FOR all nominees listed below
                              (except as marked to the
                              contrary below)
                        _____ WITHHOLD AUTHORITY to
                              all nominees listed below

                                R. Baumeister, F. Corrado, C. F. Edley,
C.W.E. Haub, H. Haub, B. B. Hauptfuhrer, P. C. Nagel, Jr., E. C. Siess, F. Teelen, H. W. Van Baalen, R. L. Wetzel, J. Wood

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line:
--------------------------------------------------------------------------------
--
(2) FOR ___ AGAINST ___ ABSTAIN ___ Election of Deloitte & Touche as independent auditors
(THE DIRECTORS FAVOR A VOTE "FOR")
(3) FOR ___ AGAINST ___ ABSTAIN ___ Stockholder proposal on non-employee director retirement plan
(THE DIRECTORS FAVOR A VOTE "AGAINST")
(4) FOR ___ AGAINST ___ ABSTAIN ___ Stockholder proposal on director compensation
(THE DIRECTORS FAVOR A VOTE "AGAINST")
(5) FOR ___ AGAINST ___ ABSTAIN ___ Stockholder proposal for cumulative voting
(THE DIRECTORS FAVOR A VOTE "AGAINST")

Upon such other business as may properly come before said meeting and at any adjournments thereof.

     The shares represented by this Proxy will be voted in the manner directed herein by the undersigned. If no direction is made, the Proxy will be voted "FOR" items (1) and (2), and "AGAINST" items (3), (4), and (5), all of said items being more fully described in the Notice of Meeting and the accompanying Proxy Statement. The undersigned ratifies and confirms all that said Proxies or their substitutes may lawfully do by virtue hereof.

     Please date and sign exactly as name appears hereon. Joint owners should each sign. The full title or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.
                                 Dated:_____________, 1995
                                 _____________________

Signature of Shareholder)


                      CONFIDENTIAL VOTING INSTRUCTIONS
  TO: HARRIS TRUST COMPANY, TRUSTEE UNDER THE GREAT ATLANTIC & PACIFIC TEA
                                  COMPANY,
                         INC, EMPLOYEES' THRIFT PLAN


I hereby direct that the voting rights pertaining to shares of THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. held by the Trustee and allocated to my account shall be exercised at the Annual Meeting of Stockholders of the Company, to be held on July 11, 1995, and at any adjournment of such meeting, as specified herein, and if no vote is specified, that such rights be exercised "FOR" items 1 and 2 and "AGAINST" items 3 through 5.

By my signature below I hereby acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement of the Company dated May 25, 1995, and a copy of the Annual Report.

PLEASE SIGN, DATE AND RETURN THIS FORM BEFORE July 3, 1995. As to any matters coming before the meeting for which no signed direction is received by the Trustee prior to July 3, 1995, the Trustee may exercise voting rights on your behalf in such manner as the Trustee may, in its discretion, determine.



1.   Election of Directors                   PLEASE MARK YOUR
CHOICE LIKE
                              THIS IN DARK INK AND SIGN AND
DATE BELOW

VOTE FOR ALL             WITHHOLD FROM
(except as marked to the      VOTING FOR ALL
contrary below)


     R. Baumeister       H. Haub             F. Teelen
     F. Corrado          B.B. Hauptfuhrer    H. W. Van Baalen
     C. F. Edley         P. C. Nagel, Jr.    R. L. Wetzel
     C. W. E. Haub       E. C. Siess         J. Wood


2.   Election of Deloitte & Touche   FOR    AGAINST   ABSTAIN
                as independent auditors
     for the fiscal year ending
     February 24, 1996.  (The
     Directors favor a vote "FOR")

3.   Proposal on    FOR   AGAINST   ABSTAIN
     non-employee director retirement plan
     The Directors favor a vote "AGAINST")

4.   Proposal on              FOR   AGAINST   ABSTAIN
     director compensation
     (The Directors favor a vote "AGAINST")

5.   Proposal for             FOR   AGAINST   ABSTAIN
     cumulative voting
     (The Directors favor a vote "AGAINST")

The Board of Directors of the Company favor a vote "FOR" items 1,and 2 and "AGAINST" items 3, 4, and 5.

This form represents voting rights to
the following number of equivalent
shares of A&P Common Stock as of
May 22, 1995.
                         SIGNATURE                DATE